Exhibit 99.1

PANASONIC INVESTS $30 MILLION IN TESLA:

COMPANIES STRENGTHEN COLLABORATIVE RELATIONSHIP

Palo Alto, Calif. — Panasonic Corporation and Tesla Motors (NASDAQ: TSLA) today announced that Panasonic has invested $30 million in Tesla. The investment was made through the purchase of Tesla common stock in a private placement at a price of $21.15 per share. The investment builds upon a multi-year collaboration of the two companies to accelerate the market expansion of the electric vehicle.

Panasonic is the world’s leading battery cell manufacturer and a diverse supplier to the global automotive industry. Tesla currently uses Panasonic battery cells in its advanced battery packs and has collaborated with Panasonic on the development of next generation battery cells designed specifically for electric vehicles. While Tesla’s current battery strategy incorporates proprietary packaging using cells from multiple battery suppliers, Tesla has selected Panasonic as its preferred lithium-ion battery cell supplier for its battery packs.

“Panasonic aims to be the number one Green Innovation Company in the Electronics Industry by 2018, the 100th anniversary of our founding,” said Naoto Noguchi, President of Energy Company, a unit of Panasonic responsible for the battery cell business. “Our sophisticated lithium-ion battery cell technology, combined with Tesla’s market-leading EV powertrain technology, helps us fulfill this goal by promoting sustainable mobility. We are proud to strengthen our relationship with Tesla Motors.”

“It is an honor and a powerful endorsement of our technology that Panasonic, the world’s leading battery cell manufacturer, would choose to invest in and partner with Tesla,” said Tesla CEO and cofounder Elon Musk. “Panasonic offers the highest energy-density cells and industry-leading performance with cutting edge Nickel-type cathode technology. We believe our partnership with them will enable us to further improve our battery pack while reducing cost.”

In addition to producing its own vehicles, Tesla also builds electric powertrains, including battery packs, for other automobile manufacturers. Panasonic and Tesla intend to explore joint marketing and sales of battery packs that would be designed and assembled by Tesla using Panasonic’s battery cells.

About Panasonic

Panasonic Corporation is a worldwide leader in the development and manufacture of electronic products for a wide range of consumer, business, and industrial needs. Based in Osaka, Japan, the company recorded consolidated net sales of 7.42 trillion yen (US$79.4 billion) for the year ended March 31, 2010. The company’s shares are listed on the Tokyo, Osaka, Nagoya and New York (NYSE:PC) stock exchanges. For more information on the company and the Panasonic brand, visit the company’s website at http://panasonic.net/.

About Tesla Motors

Tesla’s goal is to produce a full range of electric cars, from premium sports cars to mass market vehicles – relentlessly driving down the cost of electric vehicles. It is currently the only automaker in the U.S. that builds and sells highway-capable EVs in serial production. Palo Alto, Calif.-based Tesla designs and manufactures EVs and EV powertrain components. Tesla has delivered more than 1,300 Roadsters to customers in North America, Europe and Asia. The Tesla Roadster accelerates faster than most sports cars yet produces no emissions. Visit Tesla online at www.teslamotors.com

Safe Harbor Disclosure

Certain statements in this press release, including statements relating to Tesla’s expectations regarding its partnership with Panasonic, including anticipated battery pack improvements and cost reductions, and anticipated joint marketing and sales of battery pack by the parties are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors. Without limitation, among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the parties’ ability to jointly improve battery performance and cost, successfully conduct joint marketing and sales of battery packs, and other risks detailed in Tesla’s quarterly report on Form 10-Q for the quarter ended June 30, 2010 and other publicly available filings with the Securities and Exchange Commission. All forward-looking statements reflect Tesla’s expectations only as of the date of this release and should not be relied upon as reflecting Tesla’s views, expectations or beliefs at any date subsequent to the date of this release. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Media Contacts:

Panasonic Corporation

Overseas Public Relations Office

Tel: 03-6403-3040 Fax: 03-3436-6766

Panasonic News Bureau

Tel: 03-3542-6205 Fax: 03-3542-9018

Tesla Motors

Email: press@teslamotors.com

United States contact: Khobi Brooklyn, Tel.650-681-5452

Japan Contact: Atsuko Doi, Tel. 090-1844-7922